Exhibit 99.1

WFI Announces Close On Acquisition of Madison Research Corporation and Secures a New Credit Facility of $85 Million

SAN DIEGO, Oct 02, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — WFI (Nasdaq: WFII), a global leader in the design, deployment, and management of wireless communication networks, information technology solutions and security systems, announced today that it has completed the previously announced acquisition of Madison Research Corporation (MRC) in a cash transaction using a combination of company funds and funds provided under a credit facility from KeyBanc Capital Markets (NYSE: KEY). The actual purchase price was $69 million, subject to certain post closing adjustments. WFI has successfully secured a new and expanded credit facility of $85 million in conjunction with this acquisition. This credit facility will replace the current credit facility of $15 million and will be used to fund the MRC acquisition and future acquisitions.

“This acquisition is a major strategic milestone for our Government business as we seek to extend our footprint within various branches of the DoD and expand our portfolio of strategic contract vehicles,” said Eric DeMarco, president and CEO of WFI. “Through this acquisition, we are adding highly skilled engineers and technical professionals with particular expertise in the areas of weapons systems lifecycle support, integrated logistics, test and evaluation and software development for the Army, Air Force and NASA. With MRC’s deep technology expertise, strong and established relationships and existing high-value contract vehicles, we are building terrific momentum in the federal government space. Over the past two months, we have completed detailed integration planning and we look forward to a rapid transition to the combined company.”

“Having MRC as part of our company is especially advantageous to WFI,” commented Robin Mickle, president of WFI’s Government Services Division. “The talented people of MRC will play a strategic role in helping WFI further evolve its leadership position in engineering services and IT support services for the DoD and other customers. Additionally, with the BRAC initiative bringing new opportunities to the Huntsville area, MRC will provide WFI with significant capabilities in this attractive marketplace.”

MRC will become an operating sector within WFI’s Government Services Division, and sector management will remain in its current location of Huntsville, Alabama. Sam Liberatore, formerly the Chief Operating Officer of MRC, will provide ongoing leadership of the newly-formed sector. Madison Research was founded by John Stallworth, a former professional football player and NFL Hall of Famer. Over the next several months, Mr. Stallworth will transition out of MRC to pursue philanthropic interests, and he will not continue in any management or advisory role with the newly-acquired entity.

“I am pleased to see the company we have built move into the next stage of growth and opportunity,” said John Stallworth, former president and CEO of Madison Research. “Over MRC’s 20 year history, we have assembled an impressive team of engineers, technical experts and IT professionals and we have cultivated some outstanding customer relationships. By joining now with WFI, MRC enters into the ‘next phase’ of its business expansion with a leading network and engineering company extremely well-positioned with the DoD. In bringing the acquisition to a close, I am confident that WFI is the right home for MRC and its people. While I am looking forward to my new challenges, I want to thank my friends and colleagues at MRC and the Huntsville community for their support, and I will continue to watch your continued success as part of WFI.”

About WFI

Headquartered in San Diego, CA, WFI is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies. The company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems. WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding anticipated operating results for 2006, future financial performance and cash flows and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks associated with the integration of MRC into WFI Government Services; risks associated with increased debt leverage; risks that the anticipated benefits of the acquisition will not be achieved; changes in the scope or timing of the Company’s projects; changes or cutbacks in spending by the U.S. Department of Defense, which could cause delays or cancellations of key government contracts; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers; failure to successfully consummate acquisitions or integrate acquired operations; the rate of adoption of telecom outsourcing by network carriers and equipment suppliers; the rate of growth of adoption of WLAN and wireless security systems by enterprises; and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006 and in other filings made with the Securities and Exchange Commission.

Contact:

Michael Baehr

VP of Corporate Communications & Investor Relations

Wireless Facilities, Inc.

858.228.2799 Direct

michael.baehr@wfinet.com

SOURCE WFI

Michael Baehr, VP of Corporate Communications & Investor Relations of Wireless Facilities, Inc., +1-858-228-2799, michael.baehr@wfinet.com http://www.wfinet.com/